Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF BYLAWS OF

DECKERS OUTDOOR CORPORATION

The undersigned, who is the duly elected, qualified and acting Assistant Secretary of Deckers Outdoor Corporation, a Delaware corporation (the “Corporation”), does hereby certify, as follows:

1.             Section 2.8 of Article II of the Bylaws of the Corporation was amended and restated, at a meeting of the Board the Directors of the Corporation held, pursuant to notice duly given, on March 11, 2009, to read in its entirety, as follows:

“Section 2.8           Advance Notice of Stockholder Proposals and Stockholder Nominations.

(a)           At any meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 2.8.  For business to be properly brought before any meeting of the stockholders by a stockholder (other than the nomination of a person for election as a director, which is governed by Section 2.8(b) below), the stockholder must have given notice thereof, and in compliance with this Section 2.8(a), in writing to the Secretary of the Corporation not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting and such business must otherwise be a proper matter for stockholder action.  In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for giving timely notice as described above.  In addition, the stockholder providing such notice must be a stockholder of record both at the time the notice is given and at the time of the annual meeting at which the business referenced in the notice will be considered.  A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business and any Stockholder Affiliate, (iii) (A) the class and number of shares of the Corporation that are, directly or indirectly, beneficially owned by the stockholder and by any Stockholder Affiliate and (B) any derivative positions held or beneficially held by the stockholder and any Stockholder Affiliate and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Affiliate with respect to the Corporation’s securities; (iv) a description of all agreements, arrangements and understandings between such stockholder or any Stockholder Affiliate and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of the stockholder or any Stockholder Affiliate in such business, and (vi) whether the stockholder or any Stockholder Affiliate intends to conduct a proxy solicitation.  Furthermore, a stockholder providing such notice shall promptly provide any other information reasonably requested by the Corporation.  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in this Section 2.8.  The Chairman of any such meeting shall direct that any business not properly brought before the meeting shall not be considered.

For purposes of this Section 2.8, “public announcement” shall be deemed to include an announcement made in a press release reported by the Dow Jones News Services, Associated Press or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission, and “Stockholder Affiliate” means (i) any person controlling, directly or indirectly, or acting in concert with, any stockholder providing the notice pursuant to this Section 2.8, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with the Stockholder Affiliate.

(b)           Nominations for the election of directors may be made by the Board or by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to the Secretary of the Corporation not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.  In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for giving timely notice as described above.  In addition, the stockholder providing such notice must be a stockholder of record both at the time the notice is given and at the time of the annual meeting at which the directors nominated in the notice will be considered.  Each such notice shall set forth:  (i) the name and address of the stockholder who intends to make the nomination and of any Stockholder Affiliate; (ii) (A) the class and number of shares of the Corporation that are, directly or indirectly, beneficially owned by the stockholder and by any Stockholder Affiliate and (B) any derivative positions held or beneficially held by the stockholder and any Stockholder Affiliate and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Affiliate with respect to the Corporation’s securities; (iii) the name and address of the person or persons to be nominated; (iv) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (v) a description of all arrangements or understandings between the stockholder or any Stockholder Affiliate on the one hand, and any nominee for election as a director on the other hand, pursuant to which the nomination or nominations are to be made by the stockholder; (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; (vii) the consent and commitment of each nominee to serve as a director of the Corporation; (viii) with respect to each nominee, include a completed and signed questionnaire, representation and agreement required by Section 2.8(d) of these Bylaws; (ix) a description of all agreements, arrangements and understandings between such stockholder and Stockholder Affiliate and any other person or persons (including their names) in connection with the director nominee; and (x) whether the stockholder or any Stockholder Affiliate intends to conduct a proxy solicitation.  In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.8(b).  The Chairman of any meeting of stockholders shall direct that any nomination not made in accordance with these procedures be disregarded.

(c)           Only such business shall be conducted at a special meeting of stockholders as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice provided for in this Bylaw and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in Section 2.8(b)

as to such nomination.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.8(b) of this Bylaw with respect to any nomination shall be delivered to the Secretary of the Corporation not later than 90 days in advance of such meeting, or, if later, the seventh day following the first public announcement of the date of such meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement of an adjournment of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)           To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.8(b) and (c)) to the Secretary of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Notwithstanding the foregoing provisions of this Section 2.8, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to matters set forth in this Section 2.8.”

2.             The foregoing amendments to the Bylaws of the Corporation have not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on March 11, 2009.

/s/ Thomas R. Hillebrandt
Thomas R. Hillebrandt
Assistant Secretary